Exhibit 23.1

CONSENT OF SCHWARTZ LEVITSKY FELDMAN LLP

The undersigned, Schwartz Levitsky Feldman llp, hereby consents to the use of our name and the use of our opinion dated March 8, 2006 on the consolidated financial statements of Med-Emerg International, Inc. (the “Company”) included in its Annual Report on Form 10-K being filed by the Company, for the fiscal year ended December 31, 2005.

“SCHWARTZ LEVITSKY FELDMAN LLP”
Chartered Accountants
Toronto, Ontario, Canada
March 30, 2006